Exhibit 99.1

For Immediate Release	July 9, 2007

For more information:
Rex S. Schuette	David P. Shearrow
Chief Financial Officer	Chief Risk Officer
(706) 781-2266	(706) 781-2296
Rex_Schuette@ucbi.com	David_Shearrow@ucbi.com

UNITED COMMUNITY BANKS ANNOUNCES SPECIAL PROVISION
FOR FRAUD RELATED LOAN LOSSES IN NORTH CAROLINA

HIGHLIGHTS:
•	No Other Lot Loan Concentrations -- Isolated Issue and Fraud Related
•	Reaffirms Second Quarter operating EPS, excluding Special Provision

BLAIRSVILLE, GA, July 9, 2007 - United Community Banks, Inc. (Nasdaq: UCBI), Georgia’s third largest bank holding company, announced that it will record a special $15 million provision for fraud related loan losses pertaining to the developments of The Village of Penland and Winery Heights located near Spruce Pine, North Carolina. United’s management has been carefully monitoring the developments and the company has conducted a more thorough investigation into this matter since its June 12 announcement.

“We have completed an extensive review of our controls, underwriting practices, and risk management processes related to this matter,” stated Jimmy Tallent, United’s president and chief executive officer. “We have reviewed our lot loans to individuals across the company as well as any concentrations by development and there are no other large concentrations in a single development when measured by number of loans or dollar amount. During our investigation, we discovered additional information relating to the borrowers and collateral values and determined that expected losses were greater than originally estimated, requiring this special provision to the allowance for loan losses.”

“We believe that providing for these probable losses is the right thing to do at this time and the best way to move forward,” said Tallent. “Unfortunate events such as this can divert attention from day to day banking activities, so it is important that we deal with them decisively and directly. We have classified the entire $23.6 million of individual lot loans within the Spruce Pine developments as non-performing loans as of quarter-end. We have not taken any charge-offs, but anticipate most of the charge-offs will occur over the next two quarters if, and when, the borrowers default on their loans. Even though we may charge-off a portion of these loans we will also aggressively pursue collection of the debt from the borrowers. We found through discussions with several borrowers that many, if not most, were active participants in the scheme and were compensated by the developer with upfront cash payments or interest reserves.”

“Solid credit quality has always been and remains a top priority for United Community Banks,” said Tallent. “After a careful review of our entire loan portfolio, we concluded that this loss was an isolated occurrence. Although it is impossible to completely eliminate losses due to fraud, we have strengthened our lending and risk monitoring processes to reduce our risk of future losses.”

“We look forward to putting this behind us so we can focus on those things that have made United Community Banks so successful - outstanding customer service, solid credit quality and double-digit growth in operating earnings per share,” stated Tallent. “Excluding the impact of this $15 million provision, or $.20 per diluted share, we expect to report operating earnings of $.46 per diluted share for the second quarter, which is slightly above consensus and 12 percent above the second quarter of 2006. We will comment further on earnings for the second quarter during our scheduled conference call on July 24.”

Conference Call
United Community Banks will hold a conference call on Tuesday, July 10, 2007, at 11 a.m. ET to discuss the contents of this news release. The telephone number for the conference call is (866) 356-3093 and the pass code is "UCBI." The conference call will also be available by web cast within the Investor Relations section of the company's web site at www.ucbi.com.

About United Community Banks, Inc.
Headquartered in Blairsville, United Community Banks is the third-largest bank holding company in Georgia. United Community Banks has assets of approximately $8.0 billion and operates 27 community banks with 109 banking offices located throughout north Georgia, metro Atlanta, coastal Georgia, western North Carolina and east Tennessee. The company specializes in providing personalized community banking services to individuals and small to mid-size businesses. United Community Banks also offers the convenience of 24-hour access through a network of ATMs, telephone and on-line banking. United Community Banks common stock is listed on the Nasdaq Global Select Market under the symbol UCBI. Additional information may be found at the company's web site at www.ucbi.com.

Safe Harbor
This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment. These statements are provided to assist in the understanding of future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. Any such statements are based on current expectations and involve a number of risks and uncertainties. For a discussion of factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward-Looking Statements” on page 4 of United Community Banks, Inc.’s annual report filed on Form 10-K with the Securities and Exchange Commission.
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